Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369 Stewart.Lindsay@Bunge.com

www.bunge.com

Bunge Reports Fourth Quarter Results

White Plains, NY – February 5, 2009 – Bunge Limited (NYSE:BG)

•	Attained record full year earnings of $1.06 billion and cash provided by operating activities of $2.5 billion in 2008.

•	Entering 2009 with a comfortable liquidity position and strong balance sheet.

„	Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended			Year Ended
	12/31/08	12/31/07	% Change	12/31/08	12/31/07	% Change
Volumes (metric tons)	36.0	34.1	6%	138.5	137.0	1%
Net sales	$10,943	$12,472	(12)%	$52,574	$37,842	39%
Total segment EBIT (1,2)	$(404)	$374	(208)%	$1,363	$1,208	13%
Agribusiness	$(86)	$330	(126)%	$949	$856	11%
Fertilizer	$(289)	$52	(656)%	$321	$271	18%
Edible Oil Products	$(47)	$4	(1275)%	$(11)	$45	(124)%
Milling products	$18	$(12)	250%	$104	$36	189%

Net (loss) income (2)	$(210)	$245	(186)%	$1,064	$778	37%
(Loss) Earnings per common share - diluted (2,3)	$(1.89)	$1.82	(204)%	$7.73	$5.95	30%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income, is included in the tables attached to this press release.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

 (3)  See Note 2 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

„	Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “In 2008, Bunge produced record results in one of the most volatile years in recent memory.  We earned over $1 billion in net income for the first time and produced $2.5 billion of cash flow from operations.  We start 2009 with a comfortable liquidity position and a strong balance sheet.  The weak global economy will pose challenges, but we see reasons to be optimistic that conditions for our industry will improve during the course of the year.

“First, periods of lower demand for our core products are generally short lived.  People may cut back consumption during times of economic uncertainty, but in the end, many of our products are the basic staples necessary to feed the world’s growing population.  We anticipate demand for soybean meal to improve over the drastic reduction seen late in the fourth quarter, when customers were reducing capacity, drawing down existing meal inventories and using lower-cost feed ingredients.  Our estimates for the 2009 calendar year indicate soybean meal demand growth of about 1.5% when compared to 2008.  We also expect demand for vegetable oils to increase about 4% in the calendar year, although soy could continue to face competition from other oils.

“Second, global commodity stocks remain tight, and this reality is being exacerbated by weather issues in South America.  Even with lower economic growth, the world will need additional supplies of crops.  Current futures prices indicate that the market will provide incentives for farmers to plant, and this should encourage fertilizer use.

“During this time we continue to take steps to lower costs and improve the efficiency of our asset network.  We expect that the stronger U.S. dollar should benefit the cost structures of our foreign operations.  We are also investing for the long-term in our core businesses, and in complementary value chains such as sugar, but we are managing our projects prudently in light of today’s volatile conditions.”

„	Fourth Quarter Results

Agribusiness

Strong softseed processing results in Europe were more than offset by lower results in soybean processing.  Farmer reluctance to sell soybeans in expectation of higher prices, weak demand for soybean meal and oil due to challenging economic conditions in end markets and substitution of other agricultural commodity products all combined to compress volumes and margins.  Higher grain origination volumes, primarily due to the U.S. harvest delay and increased corn origination in Brazil, were more than offset by lower margins.  Results in our distribution business were impacted by lower volumes and margins.  Foreign exchange losses of $165 million from U.S. dollar-denominated financing of working capital, primarily in our Brazilian subsidiary, were offset by the positive impact of foreign exchange on valuations of commodity inventories included in gross profit.  In the fourth quarter, the Brazilian real devalued 18% against the U.S. dollar.

Fourth quarter EBIT included a charge of approximately $185 million related to counterparty risk provisions resulting from a combination of the depressed global economy and the adverse impact of significant declines in agricultural commodity, freight and energy prices on certain customers and other counterparties.  Results for the fourth quarter of 2008 also included impairment and restructuring charges of $18 million related to the closure of oilseed processing facilities and gains of $15 million related to the acquisition of certain sugar assets.  For the fourth quarter of 2007, results included impairment and restructuring charges of $25 million related to the closure of oilseed processing facilities.

Fertilizer

Fertilizer results in the quarter suffered from low sales activity and falling prices.  Volumes were significantly lower than in 2007, primarily due to tight farmer credit, and while margins were higher than in the previous year, they were well below levels experienced earlier in 2008.  Results were also negatively impacted by approximately $225 million of net foreign exchange losses resulting from the devaluation of the Brazilian real on U.S. dollar-denominated financing of working capital.  Unlike in agribusiness where inventories are marked to market, the offsetting gain on fertilizer inventories is expected to occur in future quarters when the inventories are sold.  Minority interest increased in the quarter due to higher results at Fosfertil.

Fourth quarter 2007 results included a $50 million increase in our value-added-tax provision, resulting from a change in tax laws in several Brazilian states that took effect in 2008.

Edible Oil Products

Results in the quarter declined primarily due to high raw material costs in Europe as a result of crude vegetable oil inventories purchased prior to price declines, as well as aggressive product pricing by competitors to move inventories.

Results included impairment and restructuring charges of $2 million and $29 million, respectively, in the fourth quarters of 2008 and 2007.

Milling Products

Higher margins in wheat milling were partially offset by lower margins in corn milling.

Fourth quarter 2007 results included a $13 million impairment charge related to the closure of a wheat milling facility in Brazil.

Financial Costs

Interest expense decreased in the quarter due to lower average debt levels, mostly resulting from the drop in prices of agricultural commodity inventories which led to lower average working capital needs.

Income Taxes

The effective tax rate for the year ended December 31, 2008 was 16% compared to 26% in 2007.  The decrease in the effective tax rate was primarily due to lower earnings in higher tax jurisdictions.

Cash Flow

Cash provided by operating activities in the fourth quarter of 2008 was $816 million compared to cash provided by operating activities of $231 million in the same period last year.  For the year ended December 31, 2008, cash provided by operating activities was $2.5 billion compared to cash used for operating activities of $411 million in 2007.  The $3 billion year-over-year improvement reflects higher earnings, efficient working capital management and declining commodity prices during the second half of the year compared to increasing prices over much of 2007.

„	Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Looking ahead, we are confident in a solid 2009.  The first half of the year will present challenges as we face a soft market environment and work through higher cost inventories in fertilizer and certain regions of our edible oils business.  We expect stronger results in the second half as soybean meal demand improves.  Tight agricultural commodity supplies should support Brazilian farm economics and spur fertilizer purchases.  Additionally, the stronger U.S. dollar should benefit the cost structures of our foreign operations.

“In consideration of this outlook, our 2009 full-year earnings guidance is $6.90 to $7.60 per share.  This fully diluted per share guidance is based on an estimated weighted average of 138 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.

“Additionally, our 2009 guidance includes the following:

-- Depreciation, Depletion and Amortization: $425 to $445 million.

-- Capital Expenditures (net of asset dispositions): $950 to $1,050 million, of which approximately 30% will be invested in maintenance, safety and environmental projects.

-- Tax Rate: 22% to 26%.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on Thursday, February 5, 2009, to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of the fourth quarter financial results can be found in the ‘Investor Information’ section of our Web site, www.Bunge.com, under ‘Investor Presentations’.

To listen to the conference call, please dial (877) 874-1570.  If you are located outside of the United States or Canada, dial (719) 325-4766.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 3152444. The conference call will also be available live on the company’s Web site at www.Bunge.com.

To access the webcast, click the “Investor Information” link on the Bunge homepage then select “Webcasts & News Alerts”.  Click on the link for the “Q4 2008 Bunge Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available later in the day on February 5, 2009, and continuing through March 7, 2009.  To listen to the replay, please dial (888) 203-1112 or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 3152444.  A rebroadcast of the conference call will also be available on the company’s Web site.  To locate the rebroadcast, select the link to “News & Events” under “Investor Information”.  The replay will be available in “Audio Archives”.  Follow the prompts to access the replay.

About Bunge

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: governmental policies and laws affecting our business, including agricultural and trade policies, as well as biofuels legislation; our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other products we sell and use in our business, competitive developments in our industries and unpredictability of the weather; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total earnings before interest and taxes (EBIT), (loss) income from operations before income tax, net (loss) income and (loss) earnings per share for the quarter and year ended December 31, 2008 and 2007.

(In millions, except per share data)	Total EBIT		(Loss) Income From Operations Before Income Tax		Net (Loss) Income		(Loss) Earnings Per Share– Diluted
Quarter Ended December 31:	2008	2007	2008	2007	2008	2007	2008	2007
Impairment and restructuring charges(1)	$(20)	$(67)	$(20)	$(67)	$(18)	$(51)	$(0.15)	$(0.38)
Value added tax provision(2)	–	(50)	–	(50)	–	(22)	–	(0.16)
Gain on asset acquisitions / dispositions(3)	15	22	15	22	11	15	0.09	0.11
Total	$(5)	$(95)	$(5)	$(95)	$(7)	$(58)	$(0.06)	$(0.43)

(In millions, except per share data)	Total EBIT		(Loss) Income From Operations Before Income Tax		Net (Loss) Income		(Loss) Earnings Per Share– Diluted
Year Ended December 31:	2008	2007	2008	2007	2008	2007	2008	2007
Transactional tax credit(4)	$190	$–	$190	$–	$131	$–	$0.95	$–
Impairment and restructuring charges(1)	(20)	(78)	(20)	(78)	(18)	(59)	(0.13)	(0.45)
Value added tax provision(2)	–	(50)	–	(50)	–	(22)	–	(0.17)
Gain on asset acquisitions / dispositions(3)	29	22	29	22	20	15	0.15	0.11
Total	$199	$(106)	$199	$(106)	$133	$(66)	$0.97	$(0.51)

(1)
Impairment and restructuring pretax charges recorded in cost of goods sold in the quarter and year ended December 31, 2008 consisted of $18 million in the agribusiness segment and $2 million in the edible oil products segment.  Impairment and restructuring pretax charges in the quarter ended December 31, 2007 consisted of $25 million in the agribusiness segment, $29 million in the edible oil products segment and $13 million in the milling products segment.  Impairment and restructuring pretax charges in the year ended December 31, 2007 consisted of $30 million in the agribusiness segment, $35 million in the edible oil products segment and $13 million in the milling products segment.  The impairment and restructuring charges for the year ended December 31, 2007 were recorded in cost of goods sold, other than $11 million of the charges recorded for edible oil products segment, which was recorded in selling, general and administrative expenses.

(2)
Value-added-tax provision of $50 million in the fertilizer segment for the quarter and year ended December 31, 2007 resulted from a 2007 change in tax laws in several Brazilian states.  This tax law became effective in 2008, which makes the recoverability of these taxes uncertain.

(3)
In 2008, Bunge recorded a gain of $14 million on sale of land in its edible oil products segment and a gain of $15 million related to the acquisition of certain sugar assets in its agribusiness segment.  In 2007, Bunge recorded a gain of $22 million on sale of investment securities.  These gains were recorded in other income (expense)-net.

(4)
As a result of favorable rulings related to certain transactional taxes in Brazil, which were accrued and paid in past years, in 2008 Bunge recorded $117 million and $11 million in cost of goods sold in its agribusiness and its milling products segments, respectively, pertaining to transactional tax credits on sales and $60 million and $2 million in selling, general and administrative expenses in its agribusiness and edible oil products segment, respectively, pertaining to transactional tax credits on financial transactions.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)
(Unaudited)

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2008	2007	Change	2008	2007	Change

Net sales (Note 1)	$10,943	$12,472	(12)%	$52,574	$37,842	39%
Cost of goods sold (Note 1)	(10,434)	(11,696)	(11)%	(48,538)	(35,327)	37%

Gross profit	509	776	(34)%	4,036	2,515	60%
Selling, general and administrative expenses	(369)	(434)	(15)%	(1,613)	(1,359)	19%
Interest income	55	54	2%	214	166	29%
Interest expense	(57)	(73)	(22)%	(249)	(217)	15%
Interest expense on readily marketable inventories	(19)	(29)	(34)%	(112)	(136)	(18)%
Foreign exchange (loss) gain	(543)	39	(1492)%	(749)	217	(445)%
Other income (expense)−net	23	17	35%	10	15	(33)%

(Loss) income from operations before income tax	(401)	350	(215)%	1,537	1,201	28%
Income tax benefit (expense)	214	(89)		(245)	(310)

(Loss) income from operations after income tax	(187)	261	(172)%	1,292	891	45%
Minority interest	(30)	(42)	(29)%	(262)	(146)	79%
Equity in earnings of affiliates	7	26	(73)%	34	33	3%

Net (loss) income	(210)	245	(186)%	1,064	778	37%

Convertible preference share dividends	(20)	(15)		(78)	(40)
Net (loss) income available to common shareholders	$(230)	$230	(200)%	$986	$738	34%

(Loss) Earnings per common share – diluted (Note 2):	$(1.89)	$1.82	(204)%	$7.73	$5.95	30%

Weighted–average common shares outstanding-diluted (Note 2)	121,627,504	134,501,104		137,591,266	130,753,807

Note 1:	Net sales and cost of goods sold for the quarter ended December 31, 2007 have been restated.

Note 2:
The dilutive effect of 1,488,899 weighted average common shares of stock-based payment awards and 14,574,787 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares are included in the earnings per common share- diluted calculation for the year ended December 31, 2008 because they were dilutive.  There were no weighted average common shares of outstanding stock-based payment awards or weighted average common shares that would be issuable upon conversion of the convertible preference shares, included in the earnings per common share- diluted calculation for the quarter ended December 31, 2008, because they would not have been dilutive.

The dilutive effect of the 11,661,359 and 8,536,729 weighted average common shares, which would be issuable upon conversion of Bunge’s convertible preference shares, is included in the earnings per common share- diluted calculation for the quarter and year ended December 31, 2007, respectively, because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)
(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2008	2007	Change	2008	2007	Change
Volumes (in thousands of metric tons):
Agribusiness	31,160	28,104	11%	117,661	114,365	3%
Fertilizer	2,386	3,548	(33)%	11,134	13,077	(15)%
Edible oil products	1,455	1,461	–%	5,736	5,530	4%
Milling products	960	973	(1)%	3,932	3,983	(1)%
Total	35,961	34,086	6%	138,463	136,955	1%

Net sales (Note 1):
Agribusiness	$7,794	$8,963	(13)%	$36,688	$26,990	36%
Fertilizer	985	1,272	(23)%	5,860	3,918	50%
Edible oil products	1,805	1,826	(1)%	8,216	5,597	47%
Milling products	359	411	(13)%	1,810	1,337	35%
Total	$10,943	$12,472	(12)%	$52,574	$37,842	39%

Gross profit:
Agribusiness	$286	$496	(42)%	$2,029	$1,407	44%
Fertilizer	135	157	(14)%	1,449	639	127%
Edible oil products	50	102	(51)%	356	334	7%
Milling products	38	21	81%	202	135	50%
Total	$509	$776	(34)%	$4,036	$2,515	60%

Selling, general and administrative expenses:
Agribusiness	$(217)	$(210)	3%	$(858)	$(661)	30%
Fertilizer	(41)	(85)	(52)%	(284)	(284)	–%
Edible oil products	(90)	(105)	(14)%	(368)	(316)	16%
Milling products	(21)	(34)	(38)%	(103)	(98)	5%
Total	$(369)	$(434)	(15)%	$(1,613)	$(1,359)	19%

Foreign exchange (loss) gain:
Agribusiness	$(165)	$32		$(198)	$115
Fertilizer	(361)	10		(530)	104
Edible oil products	(18)	(2)		(22)	3
Milling products	1	(1)		1	(5)
Total	$(543)	$39		$(749)	$217

Equity in earnings of affiliates:
Agribusiness	$(3)	$13	(123)%	$6	$3	100%
Fertilizer	1	–	100%	7	(1)	(800)%
Edible oil products	8	11	(27)%	17	27	(37)%
Milling products	1	2	(50)%	4	4	–%
Total	$7	$26	(73)%	$34	$33	3%

Minority interest:
Agribusiness	$(1)	$(23)	(96)%	$(24)	$(35)	(31)%
Fertilizer	(29)	(28)	4%	(323)	(181)	78%
Edible oil products	(1)	1	(200)%	(8)	3	(367)%
Milling products	–	–	–%	–	–	–%
Total	$(31)	$(50)	(38)%	$(355)	$(213)	67%

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2008	2007	Change	2008	2007	Change

Other income/(expense):
Agribusiness	$14	$22	(36)%	$(6)	$27	(122)%
Fertilizer	6	(2)	400%	2	(6)	133%
Edible oil products	4	(3)	233%	14	(6)	333%
Milling products	(1)	–	(100)%	–	–	–%
Total	$23	$17	35%	$10	$15	(33)%

Segment earnings before interest and tax:
Agribusiness	$(86)	$330	(126)%	$949	$856	11%
Fertilizer	(289)	52	(656)%	321	271	18%
Edible oil products	(47)	4	(1275)%	(11)	45	(124)%
Milling products	18	(12)	250%	104	36	189%
Total (Note 2)	$(404)	$374	(208)%	$1,363	$1,208	13%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$(404)	$374		$1,363	$1,208
Interest income	55	54		214	166
Interest expense	(76)	(102)		(361)	(353)
Income tax benefit (expense)	214	(89)		(245)	(310)
Minority interest share of interest and tax	1	8		93	67
Net (loss) income	$(210)	$245		$1,064	$778

Depreciation, depletion and amortization:
Agribusiness	$(42)	$(49)	(14)%	$(186)	$(157)	18%
Fertilizer	(31)	(44)	(30)%	(161)	(151)	7%
Edible oil products	(18)	(17)	6%	(74)	(61)	21%
Milling products	(4)	(4)	–%	(18)	(16)	13%
Total	$(95)	$(114)	(17)%	$(439)	$(385)	14%

Interest income:
Agribusiness	$12	$15	(20)%	$54	$38	42%
Fertilizer	34	16	113%	123	64	92%
Edible oil products	3	2	50%	6	4	50%
Milling products	1	–	100%	2	1	100%
Total	$50	$33	52%	$185	$107	73%

Interest expense:
Agribusiness	$(62)	$(85)	(27)%	$(270)	$(296)	(9)%
Fertilizer	(8)	(2)	300%	(23)	(16)	44%
Edible oil products	(2)	(15)	(87)%	(48)	(38)	26%
Milling products	(4)	–	100%	(20)	(3)	567%
Total	$(76)	$(102)	(25)%	$(361)	$(353)	2%

Note 1:	Net sales and cost of goods sold for the quarter ended December 31, 2007 have been restated.

Note 2:
Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,004	$981
Trade accounts receivable	2,420	2,541
Inventories	5,653	5,924
Deferred income taxes	268	219
Other current assets	4,025	4,853
Total current assets	13,370	14,518

Property, plant and equipment, net	3,969	4,216
Goodwill	325	354
Other intangible assets, net	107	139
Investments in affiliates	761	706
Deferred income taxes	864	903
Other non-current assets	1,028	1,155
Total assets	$20,424	$21,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$473	$590
Current portion of long-term debt	78	522
Trade accounts payable	4,230	4,061
Deferred income taxes	104	166
Other current liabilities	3,383	3,495
Total current liabilities	8,268	8,834

Long-term debt	3,032	3,435
Deferred income taxes	132	149
Other non-current liabilities	864	876
Minority interest in subsidiaries	692	752
Shareholders’ equity	7,436	7,945
Total liabilities and shareholders’ equity	$20,424	$21,991

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$1,064	$778
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	472	(285)
Impairment of assets	26	70
Bad debt expense	69	46
Depreciation, depletion and amortization	439	385
Stock-based compensation expense	66	48
Gain on sale of assets	(14)	(22)
(Decrease) increase in recoverable taxes provision	(9)	81
Deferred income taxes	(251)	(62)
Minority interest	262	146
Equity in earnings of affiliates	(34)	(33)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(408)	(319)
Inventories	(905)	(1,743)
Prepaid commodity purchase contracts	300	(184)
Secured advances to suppliers	(143)	207
Trade accounts payable	1,233	1,231
Advances on sales	(106)	190
Unrealized net gain/loss on derivative and other contracts	292	(530)
Margin deposits	(102)	(175)
Accrued liabilities	199	299
Other – net	93	(539)
Cash provided by (used for) operating activities	2,543	(411)

INVESTING ACTIVITIES
Payments made for capital expenditures	(896)	(658)
Acquisitions of businesses (net of cash acquired) and intangible assets	(131)	(153)
Investments in affiliates	(71)	(39)
Related party repayments (loans)	47	(22)
Proceeds from disposal of property, plant and equipment	39	55
(Payments for) proceeds from investment	(94)	23
Cash used for investing activities	(1,106)	(794)

FINANCING ACTIVITIES
Net change in short-term debt with maturities of 90 days or less	(687)	19
Proceeds from short-term debt with maturities greater than 90 days	1,887	1,105
Repayments of short-term debt with maturities greater than 90 days	(1,206)	(1,029)
Proceeds from long-term debt	1,967	2,030
Repayments of long-term debt	(2,819)	(1,203)
Proceeds from sale of preference shares, net	–	845
Proceeds from sale of common shares	7	32
Dividends paid to preference shareholders	(81)	(34)
Dividends paid to common shareholders	(87)	(80)
Dividends paid to minority interest	(154)	(18)
Minority interest investments in less than wholly-owned subsidiaries	–	95
Other, net	27	–
Cash (used for) provided by financing activities	(1,146)	1,762
Effect of exchange rate changes on cash and cash equivalents	(268)	59
Net increase in cash and cash equivalents	23	616

Cash and cash equivalents, beginning of period	981	365
Cash and cash equivalents, end of period	$1,004	$981

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment earnings before interest and tax (“EBIT”) is Bunge’s consolidated net (loss) income that excludes interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net (loss) income, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  Interest income and expense have become less meaningful to the segments’ operating activities as Bunge is financing more of its working capital with equity rather than debt.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net (loss) income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net (loss) income:

	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2008	2007	2008	2007
Total segment EBIT	$(404)	$374	$1,363	$1,208
Interest income	55	54	214	166
Interest expense	(76)	(102)	(361)	(353)
Income tax benefit (expense)	214	(89)	(245)	(310)
Minority interest share of interest and tax	1	8	93	67
Net (loss) income	$(210)	$245	$1,064	$778

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities.  Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency.  Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories.  Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories.  Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.  Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	December 31,	December 31,
(In millions)	2008	2007
Short-term debt	$473	$590
Long-term debt, including current portion	3,110	3,957
Total debt (1)	3,583	4,547
Less:
Cash and cash equivalents (1)	1,004	981
Marketable securities	14	5
Net financial debt	2,565	3,561
Less: Readily marketable inventories	2,619	3,358
Net financial debt less readily marketable inventories	$(54)	$203

(1)  Includes total debt of $11 million, and $26 million and cash and cash equivalents of $574 million and $449 million as of December 31, 2008 and December 31, 2007, respectively, relating to Fosfertil.